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                                                                     EXHIBIT 5.1




                   [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]







                                  May 13, 1998








(212) 351-4000                                                   C 97812-00004



Werner Holding Co. (DE), Inc.
Werner Holding Co. (PA), Inc.
Werner Co.
Gold Medal Ladder Company
Kentucky Ladder Company
Florida Ladder Company
Werner Management Co.
Werner Financial Inc.
R.D. Arizona Ladder Corp.
WIP Technologies, Inc.
Ardee Investment Co., Inc.
Olympus Properties, Inc.
Phoenix Management Services, Inc.
1105 North Market Street
Suite 1300
Wilmington, Delaware 19899

         Re: Exchange of Senior Subordinated Notes Due 2007
             ----------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for Werner Holding Co. (DE), Inc., a Delaware corporation (the "Company"), its parent Werner Holding Co. (PA), Inc., a Pennsylvania corporation (the "Parent"), and its wholly-owned subsidiaries Werner Co., a Pennsylvania corporation ("Werner Co."), Gold Medal Ladder Company, a Pennsylvania corporation ("Gold Medal Ladder"), Kentucky Ladder Company, a Pennsylvania corporation ("Kentucky Ladder"), Werner Management Co., a Pennsylvania corporation ("Werner Management"), Phoenix Management


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Werner Holding Co. (DE), Inc., et al.
May 13, 1998
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Services, Inc., a Pennsylvania corporation ("Phoenix Management"), Werner
Financial Inc., a Delaware corporation ("Werner Financial"), WIP Technologies, Inc., a Delaware corporation ("WIP Technologies"), Ardee Investment Co., Inc., a Delaware corporation ("Ardee Investment"), Florida Ladder Company, a Florida corporation ("Florida Ladder"), R.D. Arizona Ladder Corp., an Arizona corporation ("R.D. Arizona Ladder"), and Olympus Properties, Inc., an Illinois corporation ("Olympus Properties") (the Company, the Parent, Werner Co., Gold Medal Ladder, Kentucky Ladder, Werner Management, Phoenix Management, Werner Financial, WIP Technologies, Ardee Investment, Florida Ladder, R.D. Arizona Ladder and Olympus Properties are collectively referred to herein as the "Registrants"), in connection with the proposed offer by the Company (the "Exchange Offer") to exchange $135,000,000 aggregate principal amount of 10% Series A Senior Subordinated Notes Due 2007 (the "New Notes") of the Company for a like aggregate principal amount of privately placed 10% Senior Subordinated Notes Due 2007 (the "Old Notes"). The New Notes will be guaranteed pursuant to the terms of the Indenture (as defined below) on a senior subordinated basis (each, a "Guarantee") by each of the Parent, Werner Co., Gold Medal Ladder, Kentucky Ladder, Werner Management, Phoenix Management, Werner Financial, WIP Technologies, Ardee Investment, Florida Ladder, R.D. Arizona Ladder and Olympus Properties (each, a "Guarantor"). The New Notes will be issued pursuant to an Indenture dated as of November 24, 1997 (the "Indenture") by and among the Company, the Guarantors and IBJ Schroder Bank & Trust Company (the "Trustee").

         As such counsel, we have examined, among other things, (i) the Registration Statement on Form S-4 (File No. 333-46607) filed by the Registrants with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended, the issuance of the New Notes and the Guarantees, (ii) the Indenture, and (iii) the form of the New Notes to be issued pursuant to the Indenture. The New Notes and the Indenture, which Indenture contains the Guarantees, are sometimes referred to herein collectively as the "Note Documents." We have also examined the proceedings and other actions taken by the Company and the Guarantors in connection with the authorization, execution and delivery of the Indenture and the issuance of the New Notes and the Guarantees thereunder. We have also made such other inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for the purposes of this opinion.

         In rendering this opinion, we have assumed:

                  (a) The due and valid execution and delivery of the Indenture by the Trustee, and that the Indenture constitutes the legal, valid and binding agreement of the Trustee; and

                  (b) The genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original


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Werner Holding Co. (DE), Inc., et al.
May 13, 1998
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         documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and in reliance thereon, and subject to receipt by the Company and the Guarantors from the Commission of an order declaring the Registration Statement effective, we are of the opinion that:

         1. The New Notes, when issued and delivered in exchange for the Old Notes in the manner described in the Registration Statement and when executed and authenticated as specified in the Indenture, will be legally issued and will constitute binding obligations of the Company.

         2. The Guarantee of each of the Guarantors, when issued and delivered in connection with the exchange of the Old Notes in the manner described in the Registration Statement and when the New Notes and such Guarantee have been executed and, in the case of the New Notes, authenticated, as specified in the Indenture, will be legally issued and constitute a binding obligation of such Guarantor.

         The foregoing opinions are subject to the following exceptions, qualifications and limitations:

         A. Our opinions set forth herein are limited to the effect of the present state of applicable laws. We assume no obligation to revise or supplement these opinions should the present laws, or the interpretation thereof, be changed.

         B. Our opinions set forth herein are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors' rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. Without limitation, we express no opinion as to the ability to obtain specific performance, injunctive relief or other equitable relief as a remedy for noncompliance with any of the Note Documents.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of said Registration Statement. In giving this consent, we do not admit

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Werner Holding Co. (DE), Inc., et al.
May 13, 1998
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that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

                                               Very truly yours,



                                               /s/ GIBSON, DUNN & CRUTCHER LLP
                                               -------------------------------
                                               GIBSON, DUNN & CRUTCHER LLP